Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces First Quarter 2015 Results

●	Diluted earnings per share of $1.25; Adjusted diluted earnings per share(1) of $1.43
●	Net sales of $2.7 billion
●	Net cash from operating activities of $87 million
●	Book-to-bill ratio of 1.06x
●	Updated 2015 financial guidance for the expected divestiture of Marine Systems International

NEW YORK, April 30, 2015 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.25 and adjusted diluted EPS of $1.43 for the quarter ended March 27, 2015 (2015 first quarter) compared to diluted EPS of $1.90 for the quarter ended March 28, 2014 (2014 first quarter). Adjusted diluted EPS excludes a loss related to the expected divestiture of Marine Systems International (MSI) of $0.18 per diluted share, which is discussed below. Net sales of $2.7 billion for the 2015 first quarter decreased by 8% compared to the 2014 first quarter.

“Our book-to-bill ratio continues a positive trend and gives us confidence in our full-year 2015 financial estimates,” said Michael T. Strianese, chairman, president and chief executive officer. “The fundamental growth drivers of our business remained strong during the first quarter as demonstrated by all four of our segments delivering book-to-bill ratios of greater than 1.0x. However, our results for the quarter were below our expectations and were negatively impacted by additional cost growth on international head-of-state aircraft modification contracts in the Platform Systems business of our Aerospace Systems segment. Accordingly, in order to strengthen the Platform Systems management, improve its program performance and enhance its competitiveness, we recently integrated the business into our ISR Systems sector. Additionally, we anticipate opportunities elsewhere in Aerospace Systems later this year that will improve the segment’s results. Despite these challenges, we continued to execute our strategy, capturing key new business wins during the quarter, which resulted in strong funded orders of $2.9 billion and a book-to-bill ratio of 1.06x.”

“The acquisition of Miteq and the divestiture of MSI that we expect to complete next month continue to sharpen our focus on our core businesses, improving margins and enhancing our future growth profile. We also delivered on our commitment to return value to our shareholders, repurchasing $100 million of our common stock and paying dividends of $58 million during the quarter. In addition, we increased our quarterly cash dividend by 8% to $0.65 per share, which represents our 11th consecutive annual dividend increase.”

Key competitive wins for the year-to-date period included:

●	a contract to provide language proficiency, area studies and iso-immersion training to the National Security Agency (NSA), the Intelligence Community and at numerous contiguous U.S. and outside the contiguous U.S. sites,

●	a contract to provide computer network defense and information assurance enterprise security services to the U.S. Army Information Technology Agency,

(1)	Adjusted diluted earnings per share is a non-GAAP financial measure. See Table E for a reconciliation and a discussion on why this information is presented.

L-3 Announces Results for the 2015 First Quarter	Page 2

●	a contract to provide network operations and security center support to the U.S. Air Force Central Command,

●	a contract to supply Dynamic Unit Hybrid Replacement units for the BAE Systems Paladin and Paladin Integrated Management programs,

●	a contract to provide Boeing 787 flight training devices and an associated range of tailored services to Virgin Atlantic Airways,

●	an indefinite-delivery/indefinite-quantity contract to provide binocular night vision devices to the U.S. Special Operations Command Naval Surface Warfare Center Crane Division and

●	a subcontract to design and produce binocular night vision devices as a sole-source supplier to BAE Systems for the U.S. Army Enhanced Night Vision Goggle (ENVG) III Program.

Adjusted diluted EPS excludes charges related to the MSI business divestiture, expected to be completed on May 29, 2015, of $22 million ($15 million after income taxes), or $0.18 per diluted share, and is comprised of: (1) a non-cash impairment charge of $17 million related to the MSI net assets classified as held for sale resulting from a decline in the estimated U.S. dollar equivalent divestiture proceeds due to the weakening of the Euro against the U.S. dollar and (2) an unrealized loss of $5 million on a forward contract to sell at an exchange rate of approximately $1.08 the estimated Euro proceeds to be obtained from the divestiture of MSI. These charges are included in consolidated operating income, but excluded from segment operating income because they are excluded by management for purposes of assessing segment operating performance.

L-3 Consolidated Results

	First Quarter Ended
(in millions, except per share data)	March 27, 2015	March 28, 2014	Increase/ (decrease)
Net sales	$2,713	$2,957	(8)%
Operating income	$200	$286	(30)%
Segment operating income	$222	$286	(22)%
Operating margin	7.4%	9.7%	(230) bpts
Segment operating margin	8.2%	9.7%	(150) bpts
Interest expense	$44	$43	2%
Interest and other income, net	$3	$5	(40)%
Effective income tax rate	31.4%	30.6%	80 bpts
Net income attributable to L-3	$105	$170	(38)%
Adjusted net income attributable to L-3(a)	$120	$170	(29)%
Diluted EPS	$1.25	$1.90	(34)%
Adjusted diluted EPS(a)	$1.43	$1.90	(25)%
Diluted weighted average common shares outstanding	83.8	89.4	(6)%
(a) Non-GAAP metric that excludes the aggregate loss related to the expected MSI business divestiture. See Table E for reconciliation.

First Quarter Results of Operations: For the 2015 first quarter, consolidated net sales of $2.7 billion decreased $244 million, or 8%, compared to the 2014 first quarter. Sales to the U.S. Government, including $5 million of sales from acquired businesses(2), declined 10%, or $209 million, to $1,899 million in the 2015 first quarter, compared to $2,108 million in the 2014 first quarter, driven by the U.S. military drawdown in Afghanistan and U.S. Government budget reductions. Sales to international and commercial customers, including $11 million of sales from acquired businesses, declined 4%, or $35 million, to $814 million in the 2015 first quarter, compared to $849 million in the 2014 first quarter, driven by a $28 million decline in sales for MSI, primarily due to the weakening of the Euro against the U.S. dollar. Excluding MSI from both the first quarters of 2015 and 2014, sales to international and commercial customers would have declined 1%, or $7 million.

Consolidated operating income for the 2015 first quarter decreased by $86 million, or 30%, compared to the 2014 first quarter. Segment operating income for the 2015 first quarter decreased by $64 million, or 22%,

(2)	Net sales from acquired businesses are comprised of: (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2015 First Quarter	Page 3

compared to the 2014 first quarter. Segment operating income as a percentage of sales (segment operating margin) decreased by 150 basis points to 8.2% for the 2015 first quarter compared to 9.7% for the 2014 first quarter. Segment operating margin decreased by: (1) 60 basis points due to $17 million of unfavorable contract performance adjustments on international head-of-state aircraft modification contracts, (2) 50 basis points due to higher pension expense of $14 million and (3) 40 basis points due to lower sales and mix changes.

See the reportable segment results below for additional discussion of sales and operating margin trends.

Net income attributable to L-3 in the 2015 first quarter decreased 38% to $105 million compared to the 2014 first quarter, and diluted EPS decreased 34% to $1.25 from $1.90. Adjusted net income attributable to L-3 decreased 29% to $120 million compared to the 2014 first quarter, and adjusted diluted EPS decreased 25% to $1.43. Diluted weighted average common shares outstanding for the 2015 first quarter declined by 6% compared to the 2014 first quarter due to repurchases of L-3 common stock.

Excluding the MSI business, consolidated net sales would have decreased by 8% to $2,610 million for the 2015 first quarter from $2,827 million for the 2014 first quarter, and segment operating margin would have decreased by 150 basis points to 8.5% for the 2015 first quarter from 10.0% for the 2014 first quarter.

Orders: Funded orders for the 2015 first quarter were $2.9 billion, a decrease of 4% compared to the 2014 first quarter. Funded backlog increased 1% to $10.3 billion at March 27, 2015 compared to $10.2 billion at December 31, 2014.

Cash Flow and Cash Returned to Shareholders: Net cash from operating activities increased by $149 million, to $87 million for the 2015 first quarter, compared to net cash used in operating activities of $62 million for the 2014 first quarter. The increase in net cash from operating activities was due to a lower increase in working capital in the 2015 first quarter compared to the 2014 first quarter, primarily related to contracts in process and receivables.

The table below summarizes the cash returned to shareholders during the 2015 and 2014 first quarters.

	First Quarter Ended
($ in millions)	March 27, 2015	March 28, 2014
Net cash from (used in) operating activities	$87	$(62)
Capital expenditures, net of dispositions	(40)	(29)

Free cash flow(1)	$47	$(91)

Dividends paid	$58	$55
Common stock repurchases	100	133

Cash returned to shareholders	$158	$188

(1)  Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2015 First Quarter	Page 4

Reportable Segment Results

Electronic Systems

	First Quarter Ended
($ in millions)	March 27, 2015	March 28, 2014	Decrease
Net sales	$1,009	$1,077	(6.3)%
Operating income	$114	$125	(8.8)%
Operating margin	11.3%	11.6%	(30) bpts

Electronic Systems net sales for the 2015 first quarter decreased by $68 million, or 6%, compared to the 2014 first quarter. Sales decreased: (1) $28 million for Marine Systems International, primarily due to the weakening of the Euro against the U.S. dollar, (2) $15 million for Precision Engagement & Training on lower volume, primarily for ordnance products due to completed contracts for the U.S. Army, (3) $15 million for Warrior Systems on lower volume of night vision goggles to the U.S. Army and foreign militaries due to timing of deliveries and (4) $10 million primarily for Security and Detection Systems due to timing of deliveries of airport security system products to international customers.

Electronic Systems operating income for the 2015 first quarter decreased by $11 million, or 9%, compared to the 2014 first quarter. Operating margin decreased by 30 basis points to 11.3% primarily due to higher pension expense of $3 million, as sales mix largely offset volume declines.

Aerospace Systems

	First Quarter Ended
($ in millions)	March 27, 2015	March 28, 2014	Decrease
Net sales	$1,026	$1,073	(4.4)%
Operating income	$62	$93	(33.3)%
Operating margin	6.0%	8.7%	(270) bpts

Aerospace Systems net sales for the 2015 first quarter decreased by $47 million, or 4%, compared to the 2014 first quarter. Sales decreased $52 million for Platform and Logistics Solutions, partially offset by an increase in sales of $5 million for Intelligence, Surveillance and Reconnaissance (ISR) Systems. Platform and Logistics Solutions sales decreased due to lower volume of: (1) $27 million for field maintenance and sustainment services, primarily for U.S. Air Force (USAF) and U.S. Navy training aircraft due to lower demand and pricing on recompeted contracts due to competitive pressures, (2) $19 million to the USAF from the Department of Defense’s (DoD) planned reduction of the Compass Call aircraft fleet and the DoD’s retirement of the Joint Cargo Aircraft (JCA), (3) $14 million on international head-of-state aircraft modification contracts due to unfavorable contract performance adjustments and (4) $5 million for aircraft cabin assemblies and subassemblies due to reduced deliveries. These decreases in sales were partially offset by increases of $13 million primarily due to higher volume for foreign military aircraft modification contracts, including $7 million for the Australia C-27J aircraft. The increase in sales for ISR Systems was due to higher volume of $53 million primarily for large ISR aircraft systems for U.S. Government customers and small ISR aircraft systems to a foreign government, partially offset by lower volume of $48 million for logistics support and fleet management services to the DoD due primarily to the U.S. military drawdown in Afghanistan.

Aerospace Systems operating income for the 2015 first quarter decreased by $31 million, or 33%, compared to the 2014 first quarter. Operating margin decreased by 270 basis points to 6.0%. Operating margin decreased by: (1) 210 basis points due to unfavorable contract performance adjustments at Platform Systems, which includes $17 million of cost growth on international head-of-state aircraft modification contracts, (2) 120 basis points due to reduced flight hours and lower pricing due to competitive pressures at Logistics Solutions, including the new U.S. Navy T-45 contract and continued losses on the Army C-12 contract, which ends on July 31, 2015, and (3) 60 basis points due to higher pension expense of $6 million. These decreases in operating margin were partially offset by an increase of 120 basis points primarily for favorable contract performance at ISR Systems.

L-3 Announces Results for the 2015 First Quarter	Page 5

Communication Systems

	First Quarter Ended
($ in millions)	March 27, 2015	March 28, 2014	Decrease
Net sales	$435	$503	(13.5)%
Operating income	$35	$50	(30.0)%
Operating margin	8.0%	9.9%	(190) bpts

Communication Systems net sales for the 2015 first quarter decreased by $68 million, or 14%, compared to the 2014 first quarter due to lower volume and reduced deliveries on lower demand. Sales decreased: (1) $23 million for Broadband Communication Systems, primarily airborne and ground-based networked communication systems as contracts near completion and for ground-based communication devices to the U.S. Army, (2) $21 million for Tactical Satellite Communications products, primarily mobile and ground-based satellite communication systems for the U.S. military, (3) $19 million for Space & Power Systems, primarily satellite command and control software for U.S. Government agencies and high frequency radios for a foreign government and (4) $17 million for Advanced Communications products, primarily data recorders for the U.S. military as the contract nears completion and unattended ground tactical sensors for the U.S. Army. The Miteq, Inc. acquisition increased sales by $12 million.

Communication Systems operating income for the 2015 first quarter decreased by $15 million, or 30%, compared to the 2014 first quarter. Operating margin decreased by 190 basis points to 8.0%. Operating margin decreased by: (1) 100 basis points due to higher pension expense of $5 million and (2) 90 basis points primarily due to lower sales and mix changes, partially offset by improved contract performance at Broadband Communication Systems.

NSS

	First Quarter Ended
($ in millions)	March 27, 2015	March 28, 2014	Decrease
Net sales	$243	$304	(20.1)%
Operating income	$11	$18	(38.9)%
Operating margin	4.5%	5.9%	(140) bpts

NSS net sales for the 2015 first quarter decreased by $61 million, or 20%, compared to the 2014 first quarter. Sales decreased due to lower volume of: (1) $24 million for Defense Solutions primarily due to lower demand driven by the U.S. military drawdown in Afghanistan and completed contracts, (2) $21 million for Global Solutions primarily due to completed contracts and (3) $21 million primarily for Intelligence Solutions due to work scope reductions on a technical support contract for a U.S. Government agency as a result of U.S. Government budget reductions. The Data Tactics Corporation acquisition increased sales by $5 million.

NSS operating income for the 2015 first quarter decreased by $7 million, or 39%, compared to the 2014 first quarter. Operating margin decreased by 140 basis points to 4.5%. Operating margin decreased by: (1) 100 basis points primarily due to lower margins on new business and recompetitions due to competitive pricing pressure, (2) 70 basis points due to lower sales and higher overhead expense rates caused by delayed contract awards for international contracts and (3) 60 basis points due to favorable contract performance adjustments in the 2014 first quarter for a completed contract that did not recur in the 2015 first quarter. These decreases were partially offset by 90 basis points due to higher award fees for intelligence and defense support services contracts.

L-3 Announces Results for the 2015 First Quarter	Page 6

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2015, previously provided on January 29, 2015, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8 and the impact, if any, of the litigation and investigations relating to the matters subject to our Internal Review. The company undertakes no duty to update its guidance.

Consolidated 2015 Financial Guidance ($ in millions, except per share data)
	Current	Prior (January 29, 2015)
Net sales	$11,450 to $11,650	$11,750 to $11,950
Segment operating margin	9.4%	9.3%
Interest expense	$ 190	$ 190
Interest and other income	$ 15	$ 15
Effective tax rate	32.0%	32.0%
Diluted shares	81.9	82.8
Diluted EPS	$ 7.17 to $7.47	$ 7.35 to $7.65
Adjusted diluted EPS(1)	$ 7.35 to $7.65	NA
Net cash from operating activities	$ 1,120	$ 1,120
Capital expenditures, net of dispositions of property, plant and equipment	(195)	(195)

Free cash flow	$ 925	$ 925

(1)  Adjusted diluted EPS excludes the aggregate loss of $22 million, or $0.18 per diluted share, related to the expected MSI divestiture. See Table E for a reconciliation and a discussion on why this information is presented.

NA – Not Applicable. The Prior Guidance excluded the impact related to the expected divestiture of MSI.

Segment 2015 Financial Guidance ($ in millions)
	Current	Prior (January 29, 2015)

Net Sales:
Electronic Systems	$4,250 to $4,350	$4,550 to $4,650
Aerospace Systems	$4,100 to $4,200	$4,100 to $4,200
Communication Systems	$1,900 to $2,000	$1,900 to $2,000
NSS	$1,100 to $1,200	$1,100 to $1,200

Operating Margins:
Electronic Systems	11.7% to 11.9%	11.4% to 11.6%
Aerospace Systems	7.7% to 7.9%	7.7% to 7.9%
Communication Systems	9.0% to 9.2%	9.0% to 9.2%
NSS	6.6% to 6.8%	6.6% to 6.8%

The revisions to our Current Guidance compared to our Prior Guidance include:

●	A decrease in consolidated and Electronic Systems segment net sales of $300 million related to the expected divestiture of MSI on May 29, 2015,

●	An increase in segment operating margin of 10 basis points and Electronic Systems segment operating margin of 30 basis points related to the expected divestiture of MSI on May 29, 2015, and

●	An increase of $300 million in planned share repurchases from $500 million to $800 million, funded with the expected proceeds from the MSI divestiture.

L-3 Announces Results for the 2015 First Quarter	Page 7

The Current Guidance excludes any potential non-cash goodwill impairment charges for which the information is presently unknown, and potential litigation charges, if any, and additional expenses relating to the Internal Review at Aerospace Systems, which was completed in October 2014, and assumes that the R&E tax credit that expired on December 31, 2014 is not re-enacted for 2015. If re-enacted for 2015, the annual R&E tax credit would reduce the effective tax rate by 220 basis points and increase diluted EPS by $0.24.

Additional financial information regarding the 2015 first quarter results and the 2015 financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2015 First Quarter	Page 8

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, April 30, 2015 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m.   ET

10:00 a.m.   CT

   9:00 a.m.   MT

  8:00 a.m.   PT

Listeners may access the conference call live over the Internet at the company’s website at:

        http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 passcode: 10063590, beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 45,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2015 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of on-going governmental investigations, including the internal review of the

L-3 Announces Results for the 2015 First Quarter	Page 9

Aerospace Systems segment; the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2014, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

        # # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	First Quarter Ended(a)
	March 27, 2015	March 28, 2014
Net sales	$2,713	$2,957
Cost of sales	(2,491)	(2,671)
Loss related to business divestiture(b)	(22)	—

Operating income	200	286
Interest expense	(44)	(43)
Interest and other income, net	3	5

Income before income taxes	159	248
Provision for income taxes	(50)	(76)

Net income	$109	$172
Net income attributable to noncontrolling interests	(4)	(2)

Net income attributable to L-3	$105	$170

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic	$1.28	$1.97

Diluted	$1.25	$1.90

L-3 Holdings’ weighted average common shares outstanding:
Basic	82.3	86.1

Diluted	83.8	89.4

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.
(b)	The loss related to business divestiture includes a $17 million non-cash impairment charge related to the MSI assets classified as held for sale, and a $5 million unrealized loss on a forward contract to sell the estimated Euro proceeds to be obtained in connection with the divestiture of MSI for U.S. dollars.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	First Quarter Ended
	March 27, 2015	March 28, 2014
Segment operating data
Net sales:
Electronic Systems	$1,009	$1,077
Aerospace Systems	1,026	1,073
Communication Systems	435	503
NSS	243	304

Total	$2,713	$2,957

Operating income:
Electronic Systems	$114	$125
Aerospace Systems	62	93
Communication Systems	35	50
NSS	11	18

Total	$222	$286

Operating margin:
Electronic Systems	11.3%	11.6%
Aerospace Systems	6.0%	8.7%
Communication Systems	8.0%	9.9%
NSS	4.5%	5.9%
Total	8.2%	9.7%
Depreciation and amortization:
Electronic Systems	$28	$29
Aerospace Systems	12	10
Communication Systems	12	12
NSS	3	3

Total	$55	$54

Funded order data
Electronic Systems	$1,044	$1,099
Aerospace Systems	1,078	1,043
Communication Systems	459	483
NSS	303	367

Total	$2,884	$2,992

	March 27, 2015	December 31, 2014
Period end data
Funded backlog	$10,332	$10,224

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	March 27, 2015	Dec. 31, 2014
ASSETS
Cash and cash equivalents	$317	$442
Billed receivables, net	836	852
Contracts in process	2,402	2,295
Inventories	336	288
Deferred income taxes	129	127
Other current assets	196	186
Assets held for sale	496	547

Total current assets	4,712	4,737

Property, plant and equipment, net	1,082	1,088
Goodwill	7,462	7,501
Identifiable intangible assets	240	243
Deferred debt issue costs	25	27
Other assets	261	240

Total assets	$13,782	$13,836

LIABILITIES AND EQUITY
Accounts payable, trade	$484	$382
Accrued employment costs	508	510
Accrued expenses	341	402
Advance payments and billings in excess of costs incurred	541	573
Income taxes	21	23
Other current liabilities	405	398
Liabilities held for sale	225	237

Total current liabilities	2,525	2,525

Pension and postretirement benefits	1,192	1,187
Deferred income taxes	437	443
Other liabilities	387	382
Long-term debt	3,939	3,939

Total liabilities	8,480	8,476

Shareholders’ equity	5,228	5,285
Noncontrolling interests	74	75

Total equity	5,302	5,360

Total liabilities and equity	$13,782	$13,836

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	First Quarter Ended
	March 27, 2015	March 28, 2014
Operating activities
Net income	$109	$172
Depreciation of property, plant and equipment	44	42
Amortization of intangibles and other assets	11	12
Deferred income tax provision	11	23
Stock-based employee compensation expense	13	15
Contributions to employee savings plans in L-3 Holdings’ common stock	29	44
Amortization of pension and postretirement benefit plans net loss and prior service cost	17	4
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	2	2
Other non-cash items	11	1
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures:
Billed receivables	12	(73)
Contracts in process	(147)	(201)
Inventories	(31)	(9)
Other assets	—	(10)
Accounts payable, trade	105	55
Accrued employment costs	(4)	(10)
Accrued expenses	(58)	(56)
Advance payments and billings in excess of costs incurred	(22)	(46)
Income taxes	30	28
Excess income tax benefits related to share-based payment arrangements	(23)	(14)
Other current liabilities	5	(25)
Pension and postretirement benefits	4	(2)
All other operating activities	(31)	(14)

Net cash from (used in) operating activities	87	(62)

Investing activities
Business acquisitions, net of cash acquired	(41)	(57)
Capital expenditures	(41)	(30)
Dispositions of property, plant and equipment	1	1
Other investing activities	6	—

Net cash used in investing activities	(75)	(86)

Financing activities
Borrowings under revolving credit facility	108	524
Repayment of borrowings under revolving credit facility	(108)	(524)
Common stock repurchased	(100)	(133)
Dividends paid on L-3 Holdings’ common stock	(58)	(55)
Proceeds from exercises of stock options	37	69
Proceeds from employee stock purchase plan	9	9
Excess income tax benefits related to share-based payment arrangements	23	14
Other financing activities	(38)	(28)

Net cash used in financing activities	(127)	(124)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(11)	(1)

Change in cash balance included in assets held for sale	1	—

Net decrease in cash and cash equivalents	(125)	(273)
Cash and cash equivalents, beginning of the period	442	500

Cash and cash equivalents, end of the period	$317	$227

TABLE E

L-3 COMMUNICATIONS HOLDINGS, INC.

NON-GAAP FINANCIAL MEASURES

FIRST QUARTER 2015

(in millions, except per share amounts)

Adjusted Diluted EPS Non-GAAP Reconciliation		First Quarter Ended		2015 Current Guidance
		March 27, 2015	March 28, 2014	Low end of range	High end of range
Diluted EPS attributable to L-3 Holdings’ common stockholders		$1.25	$1.90	$7.17	$7.47
EPS impact of the non-cash impairment charge related to MSI assets held for sale (A)		0.14	—	0.14	0.14
EPS impact of the unrealized loss on a forward contract to sell Euro proceeds from the MSI divestiture(B)		0.04	—	0.04	0.04

Adjusted diluted EPS(1)		$1.43	$1.90	$7.35	$7.65

(A)	Non-cash impairment charge related to MSI assets held for sale	$17		$17	$17
	Tax effect	5		5	5

	After-tax impact	12		12	12
	Diluted weighted average common shares outstanding	83.8		81.9	81.9
	Per share impact(2)	$0.14		$0.14	$0.14

(B)	Unrealized loss on a forward contract to sell Euro proceeds from the MSI divestiture	$5		$5	$5
	Tax effect	2		2	2

	After-tax impact	3		3	3
	Diluted weighted average common shares outstanding	83.8		81.9	81.9
	Per share impact	$0.04		$0.04	$0.04

Adjusted Net Income Attributable to L-3 Non-GAAP Reconciliation	First Quarter Ended
	March 27, 2015	March 28, 2014
Net income attributable to L-3	$105	$170
Non-cash impairment charge related to MSI assets held for sale	12	—
Unrealized loss on a forward contract to sell Euro proceeds from the MSI divestiture	3	—

Adjusted net income attributable to L-3(1)	$120	$170

(1)	Adjusted diluted EPS is diluted EPS attributable to L-3 Holdings’ common stockholders, excluding the charges relating to the MSI business divestiture. Adjusted net income attributable to L-3 is net income attributable to L-3, excluding the charges relating to the MSI business divestiture. These amounts are not measures of financial performance under accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the charges relating to the MSI business divestiture affect the comparability of the results of operations of 2015 to the results of operations for 2014. The company also believes that disclosing net income and diluted EPS excluding the charges relating to the MSI business divestiture will allow investors to more easily compare the 2015 results to the 2014 results. However, these measures may not be defined or calculated by other companies in the same manner.
(2)	Amounts may not recalculate directly due to rounding.